Exhibit 99.1

Landmark Announces Nandit Gandhi Joins the Board of Directors of its General Partner

EL SEGUNDO, California, January 28, 2016 (GLOBE NEWSWIRE) – Landmark Infrastructure Partners LP (the “Partnership”) (NASDAQ: LMRK) is pleased to announce the appointment of Nandit Gandhi to the Board of Directors (the “Board”) of Landmark Infrastructure Partners GP LLC, the Partnership’s general partner (“Landmark GP”), effective immediately. Mr. Gandhi will serve as a member of the Board in connection with his affiliation with Landmark Dividend LLC, which controls Landmark GP. Mr. Gandhi was appointed to the board of managers of Landmark Dividend Holdings LLC in January 2016.

"We are excited to welcome Nandit to our Board,” said Tim Brazy, Chief Executive Officer of Landmark GP. "Nandit's extensive operations and financial experience will provide valuable guidance as we continue to grow the Partnership.  Nandit will replace Jonathan Contos who is leaving the Board to focus on pursuing new investment opportunities at American Infrastructure MLP Funds (AIM)."

Mr. Gandhi has been a Managing Director at AIM since January 2016. From November 2008 to December 2015, Mr. Gandhi was a Senior Vice President and provided valuable guidance to multiple portfolio companies as Chairman and member of the Operating Committees at Platinum Equity, a leading global private equity firm. From July 2009 to August 2010 Mr. Gandhi was the Chief Executive Officer at Geesink Norba Group, a European company engaged in the waste management business.  From March 2007 to November 2008, Mr. Gandhi was the Director of Operations & Special Projects at Nortek Inc., a holding company of private equity firm, Thomas H. Lee Partners. From 2003 to 2007, Mr. Gandhi was at Ingersoll Rand Corporation in various senior leadership roles. Mr. Gandhi received a B.S. in Mechanical Engineering from Birla Institute of Technology and an M.B.A. from Babson College.

About Landmark Infrastructure Partners LP

The Partnership is a growth-oriented master limited partnership formed to acquire, own and manage a portfolio of real property interests that the Partnership leases to companies in the wireless communication, outdoor advertising and renewable power generation industries.  Headquartered in El Segundo, California, the Partnership’s real property interests consist of a diversified portfolio of long-term and perpetual easements, tenant lease assignments and fee simple properties located in 49 states and the District of Columbia, entitling the Partnership to rental payments from leases on more than 1,400 tenant sites.

CONTACT: Marcelo Choi

Vice President, Investor Relations

(310) 598-3173

ir@landmarkmlp.com